Exhibit 10.6
AMENDMENT
TO
ALNYLAM PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 EMPLOYEE STOCK PURCHASE PLAN
C. The Alnylam Pharmaceuticals, Inc. Amended and Restated 2004 Employee Stock Purchase Plan (as amended, the “Plan”) is hereby amended by the Board of Directors of Alnylam Pharmaceuticals, Inc. (the “Company”), subject to approval of the Company’s stockholders, to, among other things, increase the aggregate number of shares authorized for issuance under the Plan by 750,000 shares of common stock, par value $0.01 per share, of the Company:
1. The second sentence of the second paragraph of the Plan is hereby amended and restated in its entirety as follows:
“An aggregate of 1,965,789 shares of Common Stock have been approved for this Plan.”
D. Except as amended herein, the Plan is confirmed in all other respects.
Approved by the Board of Directors on March 1, 2020.